Exhibit 99

Patterson Companies Names Edward R. Donnelly As President of AbilityOne Unit

ST. PAUL, Minn.-Oct. 18, 2004—Patterson Companies, Inc. (Nasdaq:PDCO) today announced the appointment of Edward R. Donnelly as president of its AbilityOne Products Corp. unit. He previously served as AbilityOne’s executive vice president and chief operating officer.

Donnelly replaces Howard A. Schwartz, who has taken a long-term disability leave and will not be returning to the company.

In his new position, Donnelly, who joined AbilityOne in 1995 and has more than 20 years experience in the rehabilitation supply industry, is responsible for AbilityOne’s North American operations. David Amson will continue as managing director of AbilityOne Homecraft Ltd., which conducts AbilityOne’s international business.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

Contact:

Patterson Companies, Inc., St. Paul

R. Stephen Armstrong, 651-686-1600

or

Equity Market Partners

Richard G. Cinquina, 904-261-2210 or 800-522-1744